Exhibit 99.1

PRESS RELEASE
	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600

CARRIAGE SERVICES REPORTS FIRST QUARTER RESULTS

Profits increase on higher revenues and margins

Company repositioned for growth

Establishes five year goals

APRIL 27, 2005 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today reported financial results from continuing operations for the first quarter ending March 31, 2005, which were as follows:

•                  Revenues of $42.0 million compared to original estimates of $39 to $41 million and prior year of $40.4 million

•                  GAAP EPS of $(0.03) per diluted share including additional interest costs related to the senior debt refinancing equal to $0.22 per diluted share

•                  Diluted EPS of $0.19, excluding the additional interest costs related to the senior debt refinancing, compared to original estimates of $0.14 to $0.17 per share and prior year of $0.16

•                  EBITDA of $13.2 million compared to original estimates of $11.8 to $12.8 million and prior year of $12.1 million

•                  Reconciliations of EBITDA, free cash flow and other non-GAAP financial measures are located at the end of this press release

“We had an outstanding first quarter operationally as we were able to improve performance in every area of the Company,” stated Melvin C. Payne, Chairman and Chief Executive Officer.  “Our increased results over last year were all the more impressive because last year’s first quarter was a strong performance.  Moreover, this was a transformational quarter strategically as we refinanced all our senior debt in January and repositioned the company for growth after five years of hard work.  We are optimistic about the future and have now established five year financial goals which are detailed later in this release.”

As previously reported, Carriage refinanced its senior debt in January 2005 by issuing $130 million of ten-year senior notes.  In connection with the repayment of the previously outstanding senior debt, the Company incurred a make-whole payment to the former debtholders in the form of additional interest in the amount of $6.0 million and recorded a charge in the amount of $0.7 million to write off the related unamortized loan costs.  Diluted earnings per share from continuing operations in the current quarter, excluding the additional interest costs and charge for the loan costs related to the senior debt refinancing equal to $0.22 per share, totaled $0.19 per share compared to $0.16 per share for the prior year first quarter primarily because of modest increases in volumes, averages and margins in the funeral division and higher preneed trust income in the cemetery division.

Carriage generated $0.6 million of adjusted free cash flow during the first quarter of 2005 compared to $2.7 million in the first quarter of 2004.  Carriage defines adjusted free cash flow as cash provided by operating activities (excluding the make-whole payment on the senior notes of $6.0 million and the cumulative deferred distributions on the subordinated debentures (TIDES) of $10.3 million) less all capital expenditures.  Higher capital expenditures and working capital increases, which were due to increased receivables because of higher revenues toward the end of the quarter, accounted for the decrease in free cash flow.  Cash and short-term investments totaled $16 million at March 31, 2005.  After paying total refinancing costs of $10.2 million and the cumulative deferred distributions on the TIDES of $10.3 million, Carriage’s senior debt increased from $110.3 million at December 31, 2004 to $143.5 million at March 31, 2005.

Funeral Operations

Key indicators and financial results for Carriage’s funeral operations for the first quarter when compared to the same period in the previous year are as follows:

•                  Funeral revenues from continuing operations increased 3.4 percent from $30.8 million to $31.8 million

•                  Same store funeral contracts increased 1.0 percent from 6,278 to 6,343

•                  Same store average revenue per contract increased 1.9 percent from $4,851 to $4,942

•                  Funeral gross margin increased 110 basis points from 30.3 percent to 31.4 percent

“We are pleased with the results in our funeral division,” added Mr. Payne.  “We experienced weak volumes in January, which were a carryover from December, but much stronger volumes in

February and March due to a later flu season and improved market share in certain markets.  Better execution of our new standards-based operating model contributed to produce higher gross margins.”

While Carriage experienced an increase of 1.9 percent in the average revenue per contract during the first quarter, the average was negatively impacted by a 200 basis point increase in the cremation rate to 32.8 percent.  The average revenue for burial contracts increased 3.3 percent to $6,694, while the average revenue for cremation contracts increased 3.7 percent to $2,394.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the first quarter when compared to the same period last year are as follows:

•                  Cemetery revenues from continuing operations increased 6.1 percent from $9.6 million to $10.2 million

•                  The number of interments performed decreased 3.6 percent while the at-need property revenue increased 7.8 percent.

•                  The number of preneed contracts written declined 1.7 percent to 2,404

•                  Average revenue per preneed contract written increased 10.2 percent to $2,884 and the average interment site sold for $2,023, which is 14.7 percent greater than the same period in the prior year.

•                  Distributable capital gains from trust investments totaled $0.6 million compared to capital losses of $0.2 million in the prior year period.

•                  Cemetery gross margin, including investment gains and  losses, increased 410 basis points from 25.7 percent to 29.8 percent

“Success in the cemetery business is primarily the result of advance sales of property rights, which creates heritage for the business,” stated Mr. Payne.  “Our success was evident in the first quarter as 89 percent of our preneed contracts included property.  I am very pleased that our operating performance was broad and deep across our portfolio and that we were able to increase our already high profit margins with gains from trust investments.

“Two mausoleums were completed in the first quarter of 2004 which generated $358,000 of revenue, while none were completed in the first quarter this year.  Moreover, we deferred preconstruction revenue totaling $579,000 in the first quarter this year, which was twice the amount for the first quarter of 2004.  This revenue will be recognized when construction is completed either later this year or early 2006.  Financial revenues (trust earnings and finance charges on the installment contracts) increased $818,000 compared to the first quarter of the prior year because we recognized $571,000 of gains on sales of securities in the perpetual care trust funds this year compared to recognized losses of $235,000 last year.  We may sell certain securities in our cemetery trust portfolio during the remainder of the year and realize investment gains or losses as we diversify our investment portfolio.  Cemetery gross profit increased by 23.1 percent primarily on the strength of the higher financial revenue.”

Other

Interest expense increased $0.3 million, or 6.4 percent, because outstanding senior debt increased when Carriage refinanced its senior debt as previously discussed.  The Company expects net interest expense (interest expense less investment income on temporary cash investments) to be approximately 6 percent higher than the comparable period of the prior year.   In connection with the new credit facility described in the following section, the Company expects to write-off unamortized loan costs totaling $0.7 million, equal to $0.02 per diluted share, in the second quarter of 2005.

Discontinued operations included the sale of a funeral home during the first quarter of 2005 resulting in a gain of $0.3 million, equal to $0.01 earnings per diluted share.

New Secured Credit Facility

Effective today, the Company entered into a $35.0 million senior secured revolving credit facility to replace the existing unsecured credit facility that was scheduled to mature in 2006. Borrowings under the new credit facility bear interest at prime or LIBOR options with the initial LIBOR option set at LIBOR plus 3 percent, matures in five years and is collateralized by all personal property and funeral home real property in certain states.  The facility is currently undrawn and no borrowings are anticipated during 2005.

Five Year Goals

“Now that our existing operations are improving and our financial flexibility has been restored because of our recent senior note financing, we are repositioned for growth and have established five year goals that include new acquisitions,” continued Mr. Payne.  “Assuming we achieve our five year goals, then we would expect our run-rate annual operating results by the end of 2009 to be as follows (in thousands except per share amounts):”

Revenues from existing operations	$170,000
Revenues from future acquisitions (1)	25,000
Total revenues	$195,000

EBITDA	$55,000

Diluted earnings per share (2)	$0.70

Free cash flow (2)	$20,000

(1) This assumes that the majority of the acquisitions will occur during the latter part of the five year period.

(2) This assumes that we will not issue any new debt or equity and that our cash taxes will total approximately $5.0 million.

Outlook

(Dollars in millions, except per share amounts)

Second Quarter 2005 Outlook

Income Statement Items
Revenue	$36.5	-	$38

Net earnings per share (diluted)	$.05	-	$.07

Net earnings	$0.9	-	$1.3
Add: Depreciation and amortization	3.1	-	3.2
Add: Interest expense	4.6	-	4.6
Add: Income taxes	0.5	-	0.7

EBITDA	$9.1	-	$9.8

Fiscal Year 2005 Outlook

Income Statement Items
Revenue	$151	-	$155

Adjusted net earnings per share (diluted)	$.31	-	$.36	(1)

Adjusted net earnings	$5.8	-	$6.7	(1)
Add: Depreciation and amortization	12.6	-	12.8
Add: Interest expense	18.1	-	18.1
Add: Income taxes	3.5	-	4.0

Adjusted EBITDA	$40.0	-	$41.6	(1)

Cash Flow Items
Cash provided by operating activities	$7.1	-	$8.6
Payment of cumulative deferred distributions	10.9	-	10.9
Adjusted cash provided by operating activities	18.0	-	19.5
Less: Maintenance capital expenditures	6.0	-	6.0
Adjusted Free Cash Flow	$12.0	-	$13.5
Payment of cumulative deferred distributions	10.9	-	10.9
Free Cash Flow	$1.1	-	$2.6

(1)          Excludes a charge in connection with the senior debt refinancing in January 2005 of $6.7 million ($4.2 million after tax, or $.22 per diluted share), and excludes any gains or losses associated with asset dispositions.

The Company expects to build its cash and short-term investments to $25 million at year-end 2005 excluding any use of free cash flow for acquisitions.  The Company does not expect to borrow against its credit facility.

First Quarter Conference Call Information

Carriage Services has scheduled a conference call for tomorrow, April 28, 2005 at 10:30 a.m. eastern time.  To participate in the call, dial 303-262-2005 at least ten minutes before the conference call begins and ask for the Carriage Services conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 5, 2005.  To access the replay, dial 303-590-3000 and enter pass code 11028652.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com.  To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will be accessible for approximately 90 days.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Carriage Services in the fourth largest publicly traded death care company.  As of April 27, 2005, Carriage operates 134 funeral homes and 30 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

-Tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended
	03/31/04	03/31/05

Funeral revenues	$30,775	$31,817
Funeral costs and expenses	21,456	21,811
Funeral gross profit	9,319	10,006
Funeral gross margin	30.3%	31.4%

Cemetery revenues	9,613	10,197
Cemetery costs and expenses	7,141	7,155
Cemetery gross profit	2,472	3,042
Cemetery gross margin	25.7%	29.8%

Total revenues	40,388	42,014
Total costs and expenses	28,597	28,966
Total gross profit	11,791	13,048
Total gross margin	29.2%	31.1%

General and administrative expenses	2,683	2,799

Operating income	9,108	10,269
Operating margin	22.6%	24.4%

Interest expense	4,382	4,663
Additional interest costs on senior debt refinancing	—	6,693
Other expense (income)	—	(57)
Total interest expense and other	4,382	11,299

Income (loss) before income taxes from continuing operations	4,726	(1,030)

(Provision) benefit for income taxes	(1,772)	386

Net income (loss) from continuing operations	2,954	(644)

Discontinued operations:
Operating income from discontinued operations	157	84
Gain loss on sale of discontinued operations	—	353
Income tax (provision) benefit	(59)	(164)
Income from discontinued operations	98	273

Net income (loss)	$3,052	$(371)

Basic earnings (loss) per share:
Continuing operations	$0.17	$(0.04)
Discontinued operations	$0.00	$0.02
Net income (loss)	$0.17	$(0.02)

Diluted earnings (loss) per share:
Continuing operations	$0.16	$(0.03)
Discontinued operations	$0.01	$0.01
Net income (loss)	$0.17	$(0.02)

Weighted average number of common shares outstanding:
Basic	17,655	18,127
Diluted	18,139	18,665

Selected Financial Data

March 31, 2005

(unaudited)

Selected Balance Sheet Data:	12/31/04	3/31/05

Cash and short term investments	$1,948	$16,030
Total Senior Debt	110,293	143,510
Deferred interest on convertible junior subordinated debentures	10,891	—
Days sales in funeral accounts receivable	26.1	25.5
Senior debt to total capitalization (a)	34.3	40.6
Senior debt to EBITDA (rolling twelve months) (a)	2.73	3.51

(a)          -        Senior debt does not include the convertible junior subordinated debentures.

Reconciliation of Non-GAAP Financial Measures:

	Three months ended 3/31/04	Three months ended 3/31/05

Cash provided (used) by continuing operations	$5,183	$(13,971)
Less capital expenditures	(744)	(1,739)
Free Cash Flow	$4,439	$(15,710)
Additional interest paid on senior notes (b)	—	5,955
Deferred distributions on subordinated debentures (b)	(1,709)	10,345
Adjusted free cash flow	$2,730	$590

Net income (loss) from continuing operations	$2,954	$(644)
Interest expense and other (c)	4,382	11,299
Depreciation and amortization	3,026	2,940
Income taxes	1,772	(386)
EBITDA	$12,134	$13,209

(b)         -        For the three months ended 3/31/04, we adjusted cash provided by continuing operations to deduct the quarterly distributions on the subordinated debentures as if we paid currently.  For the three months ended 3/31/05, we added the additional interest paid on the senior notes and the cumulative deferred distributions on the subordinated debentures paid in March 2005.

(c)          -        Interest expense and other includes the additional interest paid on the senior notes and the write-off of unamortized loan costs.